AGREEMENT AND PLAN OF REORGANIZATION


This Agreement and Plan of Reorganization (herein, together with all Exhibits, "Agreement") is entered in to as of July 30, 1999 by and between ThermoElastic Technologies, Inc., a Delaware corporation ("ThermoElastic") and LPR Cybertek, Inc., a Colorado corporation ("LPR Cybertek").

This Agreement sets forth the terms and conditions upon which ThermoElastic will merge with and into LPR Cybertek (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all outstanding shares (other than shares held by shareholders who exercise statutory dissenters' rights) of $.0001 par value common stock of ThermoElastic ("ThermoElastic Common Stock") into 134,832 shares of voting $.0001 par value common stock of LPR Cybertek ("LPR Cybertek Common Stock"),
666,400 Class A and 666,400 Class B Warrants.     There are outstanding
100,000 options to purchase Common Shares of ThermoElastic at $1.00. Pursuant to an Agreement of Sale dated July 15, 1999, certain ThermoElastic shareholders purchased 15,766,629 Common Shares of LPR Cybertek from LPR Cybertek shareholders.

	In consideration of the mutual promises and covenants contained herein, ThermoElastic and LPR Cybertek agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

	"Closing" means the delivery and execution of all agreements, consents, exhibits and any other documents to and from all parties .

	"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

	"GAAP" means generally accepted accounting principles, as that term is defined by the Institute of Certified Public Accountants under the first standard of reporting under its generally-accepted accounting standards.

	"Knowledge" of ThermoElastic of or with respect to any matter means that any of the executive officers, directors or senior managers of ThermoElastic has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of LPR Cybertek of or with respect to any matter means that any of the executive officers, directors or senior managers of LPR Cybertek has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

	"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including Judgments.

	"Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

ARTICLE 2
Merger

Section 2.1   Merger.   Subject to the terms and conditions contained
in this Agreement, ThermoElastic will be merged by statutory merger with and into LPR Cybertek pursuant to the Merger Agreement at a Closing at the Effective Time of the Merger as defined in the Merger
Agreement.   In the Merger, the shares and Class A and Class B Warrants and Options of ThermoElastic outstanding immediately prior to the effective time of the merger (excluding shares as to which statutory dissenters' rights have been exercise) will be converted into and exchanged for 134,832 shares, 666,400 Class A Warrants, 666,400 Class B Warrants of LPR Cybertek Common Stock and 100,000 options to purchase
Common Shares of LPR Cybertek at $1.00 per Common Share.   The Class A
Warrants and Class B Warrants shall have the same terms and conditions
as the ThermoElastic Class A and Class B Warrants.   Additionally, the
name of the Surviving Corporation shall be amended to be ThermoElastic Technologies, Inc.

Section 2.2   Mechanics for Closing Merger.   Upon the approval of the
respective shareholders, the executed Articles of Merger shall be filed with the Colorado and Delaware Secretary of State.

Section 2.3   Further Assurances.   At or after Closing, ThermoElastic,
at the request of LPR Cybertek, shall promptly execute and deliver, or cause to be executed and delivered, to LPR Cybertek all such documents and instruments, in form and substance satisfactory to LPR Cybertek, as LPR Cybertek reasonably may request in order to carry out or evidence the terms of this Agreement.


ARTICLE 3
Representations and Warranties of ThermoElastic

ThermoElastic represents and warrants to LPR Cybertek, as of the date of this Agreement and as of Closing, as follows:

Section 3.1   Organization and Qualification of ThermoElastic.
ThermoElastic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to conduct its activities as such activities are currently conducted.

Section 3.2   Authority.   ThermoElastic has all requisite corporate
power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by ThermoElastic have been duly and validly authorized by all necessary action on the part of ThermoElastic. This Agreement has been duly and validly executed and delivered by ThermoElastic, and is a valid and binding obligation of ThermoElastic, enforceable against ThermoElastic in accordance with its terms.

Section 3.3   Ownership and Number of Shares of ThermoElastic Common
Stock.   The shareholders set forth on Exhibit 3.3 own the
ThermoElastic Common Stock shown thereon, beneficially and of record, free and clear of all liens. The ThermoElastic Common Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other restrictions on the incidents of ownership hereof. There are not, and will not be at Closing more than 13,483,200 outstanding shares of ThermoElastic Common Stock.

Section 3.4    Subsidiaries.   Other than its Canadian subsidiary,
ThermoElastic does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 3.5 Capitalization of ThermoElastic. The authorized capital stock of ThermoElastic consists of 50,000,000 duly authorized shares of common stock $.0001 par value per share, of which 13,483,200 shares are validly issued and outstanding, fully paid and non-assessable.
ThermoElastic has 666,400 Class

A Warrants and 666,400 Class B Warrants issued and outstanding.   There
are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, ThermoElastic to purchase or otherwise acquire any securities of or equity interest in ThermoElastic.

Section 3.6   No Conflicts; Required Consents.   The execution,
delivery and performance by ThermoElastic of this Agreement will not:
(i) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of ThermoElastic; (ii) violate any Legal Requirements; (iii) result in the creation or imposition of any Lien against or upon the ThermoElastic Common Stock or any of the assets or properties owned or leased by ThermoElastic; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person.

Section 3.7 Litigation. Other than disclosed in Exhibit 3.7, there is no litigation pending or, to ThermoElastic's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against ThermoElastic or its operations, nor, to ThermoElastic's knowledge, is there any basis for any such litigation.

Section 3.8   Compliance with Applicable Legal Requirements.   Conduct
by ThermoElastic of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of ThermoElastic, proposed to become effective; and ThermoElastic has received no notice of any violation by ThermoElastic of any Legal Requirements applicable to ThermoElastic or its activities as currently conducted; and ThermoElastic knows of no basis for the allegation of any such violation.

Section 3.9   Financial Statements.   ThermoElastic is a development
stage corporation with very little assets and shareholder equity. ThermoElastic has delivered to LPR Cybertek the unaudited balance sheet
of ThermoElastic as of May 15, 1999.   The financial statements were
prepared in accordance with GAAP and present fairly the financial position of ThermoElastic as of the date indicated.

Section 3.10   Liabilities.   ThermoElastic has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the Balance Sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of ThermoElastic since the date of the Balance Sheet.

Section 3.11   Tax Returns and Payments.   ThermoElastic has filed all
federal, state, local and foreign tax returns required to be filed, and has timely paid all taxes that have become due and payable, whether or not so shown on any such tax returns. ThermoElastic has not received any notice of, nor does ThermoElastic have any knowledge of, any deficiency or assessment or proposed deficiency or assessment from any taxing governmental authority. There are no tax audits pending with respect to ThermoElastic, and there are no outstanding agreements or waivers by or with respect to ThermoElastic that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns for any period.

Section 3.12   Absence of Certain Changes or Events.   Since the date
of the Balance Sheet there has not occurred:

	(a)	any material and adverse change in the financial
condition or operations of ThermoElastic;

	(b)	any damage, destruction or loss to or of any of the
material assets or properties owned or leased by ThermoElastic;

	(c)	the creation or attachment of any Lien against the
Common Stock of ThermoElastic;

	(d)	any waiver, release, discharge, transfer, or
cancellation by ThermoElastic of any rights or claims of material value;

	(e)	any issuance by ThermoElastic of any securities, or
any merger or consolidation of ThermoElastic with any other Person, or any acquisition by ThermoElastic of the business of any other Person;

	(f)	any incurrence, assumption or guarantee by
ThermoElastic of any indebtedness or liability;

	(g)	any declaration, setting aside or payment by
ThermoElastic of any dividends on, or any other distribution with respect to, any capital stock of ThermoElastic or any repurchase, redemption, or other acquisition of any capital stock of ThermoElastic;

	(h)	(A)	any payment of any bonus, profit sharing,
pension or similar payment or arrangement or special compensation to any employee of ThermoElastic, except in the ordinary course of the administration of ThermoElastic, or (B) any increase in the compensation payable or to become payable to any employee of ThermoElastic; or

	(i)	the entry by ThermoElastic into any Contract to do any
of the foregoing.

Section 3.13   Material ThermoElastic Contracts.   As of the date of
this Plan of Reorganization, ThermoElastic does not have except as discussed in Exhibit 3.13, (i) contracts evidence or evidencing or relating to any liabilities or obligations of ThermoElastic, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by ThermoElastic; (ii) joint venture or partnership Contracts between ThermoElastic and any other person; (iii) Contracts limiting the freedom of ThermoElastic to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which ThermoElastic is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by ThermoElastic exceeding $50,000 in any twelve-month period (collectively herein as the "Material ThermoElastic Contract"). ThermoElastic has delivered to LPR Cybertek true and complete copies of each of the Material ThermoElastic Contracts, including any amendments thereto (or, in the case of oral Material ThermoElastic Contracts is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than ThermoElastic, and ThermoElastic has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than ThermoElastic, or any combination thereof) by ThermoElastic, nor, to the knowledge of ThermoElastic, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of ThermoElastic, or any combination thereof) by any other person, under any of the Material ThermoElastic Contracts; and (iii) neither ThermoElastic nor, to the knowledge of ThermoElastic, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material ThermoElastic Contracts, and no waiver has been granted by any of the parties thereto.

Section 3.14   Real Property.   As of the date of this Plan of
Reorganization, ThermoElastic does not own any real property.

Section 3.15   Books and Records.   All of the books, records and
accounts of ThermoElastic are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. ThermoElastic has previously delivered to LPR Cybertek the complete stock record book of ThermoElastic and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of ThermoElastic since the date of its incorporation.

Section 3.16   Certain Interests.   None of ThermoElastic or its
officers, directors, or holders of 10% or more of ThermoElastic Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of ThermoElastic.

Section 3.17   Bank Accounts.   Exhibit 3.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by ThermoElastic and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18   Changes in Circumstances.   ThermoElastic has no
knowledge of (i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of ThermoElastic, or (ii) any Legal Requirements currently in effect from which ThermoElastic currently is, or any currently proposed Legal

Requirements from which ThermoElastic would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to LPR Cybertek following closing.

Section 3.19   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by ThermoElastic or any representatives of ThermoElastic to LPR Cybertek or any of the representatives of LPR Cybertek in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of ThermoElastic, ThermoElastic has disclosed to LPR Cybertek as the purchaser of ThermoElastic common Stock all material information relating to ThermoElastic and its activities as currently conducted.

Section 3.20   Investment.   ThermoElastic is acquiring LPR Cybertek
Common Stock for investment purposes, and not with a view to distribution or resale thereof in violation of applicable securities Legal Requirements.


ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LPR CYBERTEK

LPR Cybertek represents and warrants to ThermoElastic, as of the date of this Agreement and as of Closing, as follows:

Section 4.1   Organization and Qualification of LPR Cybertek.   LPR
Cybertek is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. LPR Cybertek is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

Section 4.2   Authority.   LPR Cybertek has all requisite corporate
power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by LPR Cybertek have been duly and validly authorized by all necessary action on the part of LPR Cybertek. This Agreement has been duly and validly executed and delivered by LPR Cybertek, and is the valid and binding obligation of LPR Cybertek, enforceable against LPR Cybertek in accordance with its terms.

Section 4.3   No Conflicts; Required Consents.   The execution,
delivery and performance by LPR Cybertek of this Agreement does not and will not: (i) conflict with or violate any provisions of the articles or certificate of incorporation or bylaws of LPR Cybertek; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which LPR Cybertek is a party or by which LPR Cybertek or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.4   Validity and Ownership of LPR Cybertek Common Stock.
The LPR Cybertek Common Stock received by the shareholders of ThermoElastic at Closing will be validly issued and outstanding, fully paid and non-assessable. The LPR Cybertek Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof.

Section 4.5 Resignation of Directors and Officers. LPR Cybertek shall have delivered to ThermoElastic the resignation of the directors and officers of LPR Cybertek.

Section 4.6   No Subsidiaries.   LPR Cybertek does not control or hold
direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 4.7   Litigation.   Other than disclosed in Exhibit 4.7, there
is no litigation pending or, to LPR Cybertek's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against LPR Cybertek or its operations, nor, to LPR
Cybertek's knowledge, is there any basis for any such litigation.

Section 4.8   Compliance with Applicable Legal Requirements.   Conduct
by LPR Cybertek of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of LPR Cybertek, proposed to become effective; and LPR Cybertek has received no notice of any violation by LPR Cybertek of any Legal Requirements applicable to LPR Cybertek or its activities as currently conducted; and LPR Cybertek knows of no basis for the allegation of any such violation.

Section 4.9   Financial Statements.   LPR Cybertek is a development
stage corporation with very little assets and shareholder equity. LPR Cybertek has delivered to ThermoElastic the unaudited financial statements of LPR Cybertek as of March 31, 1999.

Section 4.10   Liabilities.   LPR Cybertek has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the Balance Sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of LPR Cybertek since the date of the Balance Sheet. At Closing, LPR Cybertek shall have no liabilities or obligations, including state and federal tax liabilities.

Section 4.11   Tax Returns and Payments.   LPR Cybertek has filed all
federal, state, local and foreign tax returns required to be filed, and has timely paid all taxes that have become due and payable, whether or not so shown on any such tax returns. LPR Cybertek has not received any notice of, nor does LPR Cybertek have any knowledge of, any deficiency or assessment of proposed any knowledge of, any deficiency or assessment of proposed deficiency or assessment from any taxing governmental authority. There are no tax audits pending with respect to LPR Cybertek, and there are no outstanding agreements or waivers by or with respect to LPR Cybertek that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns for any period.

Section 4.12   Absence of Certain Changes or Events.   Since the date
of the Balance Sheet there has not occurred:

	(a)	any material and adverse change in the financial
condition or operations of LPR Cybertek;

	(b)	any damage, destruction or loss to or of any of the
material assets or properties owned or leased by LPR Cybertek;

	(c)	the creation or attachment of any Lien against the
Common Stock of LPR Cybertek;

	(d)	any waiver, release, discharge, transfer, or
cancellation by LPR Cybertek of any rights or claims of material value;

	(e)	any issuance by LPR Cybertek of any securities, or any
merger or consolidation of LPR Cybertek with any other Person, or any acquisition by LPR Cybertek of the business of any other Person;

	(f)	any incurrence, assumption or guarantee by LPR
Cybertek of any indebtedness or liability;

	(g)	any declaration, setting aside or payment by LPR
Cybertek of any dividends on, or any other distribution with respect to, any capital stock of LPR Cybertek or any repurchase, redemption, or other acquisition of any capital stock of LPR Cybertek;

	(h)	(A)	any payment of any bonus, profit sharing,
pension or similar payment or arrangement or special compensation to any employee of LPR Cybertek, except in the ordinary course of the administration of LPR Cybertek, or (B) any increase in the compensation payable or to become payable to any employee of LPR Cybertek; or

	(i)	the entry by LPR Cybertek into any Contract to do any
of the foregoing.

Section 4.13   Material LPR Cybertek Contracts.   As of the date of
this Plan of Reorganization, LPR Cybertek does not have except as discussed in Exhibit 4.13, (i) contracts evidence or evidencing or relating to any liabilities or obligations of LPR Cybertek, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by LPR Cybertek; (ii) joint venture or partnership Contracts between LPR Cybertek and any other person; (iii) Contracts limiting the freedom of LPR Cybertek to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which LPR Cybertek is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by LPR Cybertek exceeding $50,000 in any twelve-month period (collectively herein as the "Material LPR Cybertek Contract"). LPR Cybertek has delivered to ThermoElastic true and complete copies of each of the Material LPR Cybertek Contracts, including any amendments thereto (or, in the case of oral Material LPR Cybertek Contracts is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than LPR Cybertek, and LPR Cybertek has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than LPR Cybertek, or any combination thereof) by LPR Cybertek, nor, to the knowledge of LPR Cybertek, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of LPR Cybertek, or any combination thereof) by any other person, under any of the Material LPR Cybertek Contracts; and (iii) neither LPR Cybertek nor, to the knowledge of LPR Cybertek, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material LPR Cybertek Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.14   Real Property.   As of the date of this Plan of
Reorganization, LPR Cybertek does not own any real property.

Section 4.15 Employees. As of the date of this Plan of Reorganization, LPR Cybertek does not have any employees.

Section 4.16   Books and Records.   All of the books, records and
accounts of LPR Cybertek are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. LPR Cybertek has previously delivered to ThermoElastic the complete stock record book of LPR Cybertek and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of LPR Cybertek since the date of its incorporation.

Section 4.17   Certain Interests.   None of LPR Cybertek or its
officers, directors, or holders of 10% or more of LPR Cybertek Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of LPR Cybertek.

Section 4.18   Bank Accounts.   Exhibit 4.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by LPR Cybertek and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19   Changes in Circumstances.   LPR Cybertek has no
knowledge of (i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of LPR Cybertek, or (ii) any Legal Requirements currently in effect from which LPR Cybertek currently is, or any currently proposed Legal Requirements from which LPR Cybertek would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to ThermoElastic following closing.

Section 4.20   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by LPR Cybertek or any representatives of LPR Cybertek to ThermoElastic or any of the representatives of LPR Cybertek in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of LPR Cybertek, LPR Cybertek has disclosed to ThermoElastic as the purchaser of LPR Cybertek Common Stock all material information relating to LPR Cybertek and its activities as currently conducted.


ARTICLE 5
Covenants of ThermoElastic and LPR Cybertek

Section 5.1   Affirmative Covenants of ThermoElastic.   Except as LPR
Cybertek may otherwise consent in writing, between the date of this Agreement and Closing, ThermoElastic shall:

	(a)	conduct its business only in the usual, regular, and
ordinary course and in accordance with past practices;

	(b)	(1)	duly comply with all applicable Legal
Requirements; (2) perform all of its obligations under all ThermoElastic Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

	(c)	(1)	give to LPR Cybertek and its counsel,
accountants and other representatives reasonable access during normal business hours to the premises of ThermoElastic, all of the assets and properties owned or leased by ThermoElastic, ThermoElastic's books and records, and ThermoElastic's personnel; (2) furnish to LPR Cybertek and such representatives all such additional documents (certified by an officer of ThermoElastic, if requested), financial information and other information as ThermoElastic may from time to time reasonably request; and (3) cause ThermoElastic's accountants to permit ThermoElastic and its accountants to examine the records and working papers pertaining to ThermoElastic's financial statements' provided that no investigation by LPR Cybertek or its representatives will affect or limit the scope of any of the representations and warranties of ThermoElastic herein or in any Exhibit or other related document;

	(d)	use its best efforts to obtain in writing as promptly
as possible all approvals and consents requires to be obtained by ThermoElastic in order to consummate the transactions contemplated hereby and deliver to LPR Cybertek copies, satisfactory in form and substance to LPR Cybertek, of such approvals and consents;

	(e)	promptly deliver to LPR Cybertek true and complete
copies of all monthly and quarterly financial statements of ThermoElastic and any reports with respect to the activities of ThermoElastic which are prepared by or for ThermoElastic at any time from the date hereof until Closing; and

	(f)	promptly notify LPR Cybertek of any circumstance,
event or action, by ThermoElastic or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of ThermoElastic in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.2   Negative Covenants of ThermoElastic.   Except as LPR
Cybertek may otherwise consent in writing, between the date of this Agreement and Closing, ThermoElastic shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or
liability in respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $500,000 for a single project or $,1,000,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material
ThermoElastic Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any
Lien against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay
any material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make
any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; and

	(j)	enter into any transaction or permit the taking of any
action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3   Affirmative Covenants of LPR Cybertek.   Except as
ThermoElastic may otherwise consent in writing, between the date of this Agreement and Closing, LPR Cybertek shall:

	(a)	conduct its business only in the usual, regular, and
ordinary course and in accordance with past practices;

	(b)	(1)	duly comply with all applicable Legal
Requirements; (2) perform all of its obligations under all LPR Cybertek Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

	(c)	(1)	give to ThermoElastic and its counsel,
accountants and other representatives reasonable access during normal business hours to the premises of LPR Cybertek, all of the assets and properties owned or leased by LPR Cybertek, LPR Cybertek's books and records, and LPR Cybertek's personnel; (2) furnish to ThermoElastic and such representatives all such additional documents (certified by an officer of LPR Cybertek, if requested), financial information and other information as LPR Cybertek may from time to time reasonably request; and (3) cause LPR Cybertek's accountants to permit ThermoElastic and its accountants to examine the records and working papers pertaining to LPR Cybertek's financial statements' provided that no investigation by ThermoElastic or its representatives will affect or limit the scope of any of the representations and warranties of LPR Cybertek herein or in any Exhibit or other related document;

	(d)	use its best efforts to obtain in writing as promptly
as possible all approvals and consents requires to be obtained by LPR Cybertek in order to consummate the transactions contemplated hereby and deliver to ThermoElastic copies, satisfactory in form and substance to ThermoElastic, of such approvals and consents;

	(d)	use its best efforts to obtain in writing as promptly
as possible all approvals and consents requires to be obtained by LPR Cybertek in order to consummate the transactions contemplated hereby and deliver to ThermoElastic copies, satisfactory in form and substance to ThermoElastic, of such approvals and consents;

	(e)	promptly deliver to ThermoElastic true and complete
copies of all monthly and quarterly financial statements of LPR
Cybertek and any reports with respect to the activities of LPR Cybertek which are prepared by or for LPR Cybertek at any time from the date hereof until Closing; and

	(f)	promptly notify ThermoElastic of any circumstance,
event or action, by LPR Cybertek or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of LPR Cybertek in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4   Negative Covenants of LPR Cybertek.   Except as
ThermoElastic may otherwise consent in writing, between the date of this Agreement and Closing, LPR Cybertek shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or
liability in respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material LPR
Cybertek Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any
Lien against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay
any material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make
any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; and

	(j)	enter into any transaction or permit the taking of any
action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.4   Joint Undertakings.   Each of LPR Cybertek and
ThermoElastic shall cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.5   Confidentiality.

	(a)	Any non-public information that LPR Cybertek may
obtain from ThermoElastic in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, LPR Cybertek shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of ThermoElastic; provided that
(i) LPR Cybertek may use and disclose any such information once it has been publicly disclosed (other than by LPR Cybertek in breach of its obligations under this Section) or which rightfully has come into the possession of ThermoElastic (other than from ThermoElastic), and (ii) to the extent that LPR Cybertek may become compelled by Legal Requirements to disclose any of such information, LPR Cybertek may disclose such information if it shall have used all reasonable efforts, and shall have afforded ThermoElastic the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, LPR Cybertek shall use all reasonable efforts to cause to be delivered to ThermoElastic, and retain no copies of, any documents, work papers and other materials obtained by LPR Cybertek or on its behalf from ThermoElastic, whether so obtained before or after the execution hereof.

	(b)	Any non-public information that ThermoElastic may
obtain from LPR Cybertek in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, ThermoElastic shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of LPR Cybertek; provided that
(i) ThermoElastic may use and disclose any such information once it has been publicly disclosed (other than by ThermoElastic in breach of its obligations under this Section) or which rightfully has come into the possession of ThermoElastic (other than from LPR Cybertek), and (ii) to the extent that ThermoElastic may become compelled by Legal Requirements to disclose any of such information, ThermoElastic may disclose such information if it shall have used all reasonable efforts, and shall have afforded LPR Cybertek the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, ThermoElastic shall use all reasonable efforts to cause to be delivered to LPR Cybertek, and retain no copies of, any documents, work papers and other materials obtained by ThermoElastic or on its behalf from LPR Cybertek, whether so obtained before or after the execution hereof.

Section 5.6   Publicity.   LPR Cybertek and ThermoElastic shall each
consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable legal requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.

ARTICLE 6
Conditions Precedent

Section 6.1   Conditions to ThermoElastic's Obligations.   The
obligations of ThermoElastic to consummate the transactions contemplated by this Agreement are subject to the following conditions:

	(a)   Accuracy of Representations.   The representations of LPR
Cybertek in this Agreement or in any Transaction Document shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

	(b)   Performance of Agreements.   LPR Cybertek shall have
performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

	(c)   Lockup Agreement.   ThermoElastic shall have received a
lockup agreement executed by each shareholder of LPR Cybertek prior to the merger, dated as of Closing, reasonably satisfactory in form and substance to ThermoElastic.

	(d)   Officer's Certificate.   ThermoElastic shall have
received a certificate executed by an executive officer of LPR Cybertek, dated as of Closing, reasonably satisfactory in form and substance to ThermoElastic certifying that the conditions stated in subparagraphs (a), (b) and (c) of this Section have been satisfied.

	(e)   Legal Proceedings.   There shall be no Legal Requirement,
and no judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

	(f)   Consents.   ThermoElastic shall have obtained evidence,
in form and substance satisfactory to it, that there have been obtained all consents, approvals and authorizations required by this Agreement.

	(g) Legal Matters Satisfactory to ThermoElastic's Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by ThermoElastic's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2   Conditions to LPR Cybertek's Obligations.   The
obligations of LPR Cybertek to consummate the transactions contemplated by this Agreement are subject to the following conditions:

	(a)   Accuracy of Representations.   The representations of
ThermoElastic in this Agreement or in any Transaction Document shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

	(b)   Performance of Agreements.   ThermoElastic shall have
performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

	(c)   Officer's Certificate.   LPR Cybertek shall have received
a certificate executed by an executive officer of ThermoElastic, dated as of Closing, reasonably satisfactory in form and substance to LPR Cybertek, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

	(d) Legal Proceedings. There shall be no Legal Requirement, and no judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which (i) restrains, make illegal or prohibits consummation of the transactions contemplated hereby or (ii) could have a material adverse effect upon the operations or financial condition of ThermoElastic.

	(e)   Consents.   LPR Cybertek shall have received evidence, in
form and substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

	(f)   Resignation of Officers and Directors.   Each of the
officers and directors of LPR Cybertek whose resignation ThermoElastic shall have requested pursuant to Section 4.5 shall have delivered to ThermoElastic written resignations effective as of Closing.

	(g)   Legal Matters Satisfactory to LPR Cybertek and its
Representatives.   All actions, proceedings, instruments and documents
required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by LPR Cybertek's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.


ARTICLE 7
Indemnification

Section 7.1   Indemnification by Selling Shareholders.   From and after
Closing, the selling shareholders set forth in Exhibit 7.1, who, together with their subsidiaries, other corporate affiliates, and immediate families, are all the holders of 10% or more of the LPR Cybertek Common Stock ("Principal Shareholder") all jointly and severally indemnify and hold harmless Thermo Elastic, its officers and directors, employees, agents and representatives and any person claiming by or through any of them, from and against any and all losses and related expenses arising out of or resulting from:

	(a) any representations and warranties of LPR Cybertek in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or

	(b) any failure by LPR Cybertek to perform any of its covenants, agreements or obligations in this Agreement.

Section 7.2   Indemnification by LPR Cybertek.   From and after
Closing, LPR Cybertek shall indemnify and hold harmless ThermoElastic, its officers and directors, agents and representatives, and any person claiming by or through any of them, as the case may be, from and against any and all losses and related expenses arising out of or resulting from:

	(a) any representations and warranties of LPR Cybertek in this Agreement not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate; or

	(b) any failure by LPR Cybertek to perform any of its covenants, agreements or obligations in this Agreement.

	(c)	all undisclosed abilities and obligations relating to,
or arising out of activities of LPR Cybertek during periods prior to Closing.

Section 7.3.   Indemnification Against Third Party Claims.   Promptly
after receipt by a person entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion of any claim or the commencement of any Litigation with respect to any matter referred to in Sections 7.1 or 7.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder. In case any litigation is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the request of the Indemnitee shall assume) the defense thereof with counsel satisfactory to the Indemnitee at the Indemnitor's expense. If the Indemnitor, at the Indemnitee's request, shall assume the defense of any settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such litigation.

Section 7.4.   Time and Manner of Certain Claims.   The representations
and warranties of LPR Cybertek and the Principal Shareholders in this Agreement shall survive Closing; provided, however, that neither LPR Cybertek nor the Principal Shareholders shall have any liability under Sections 7.1 or 7.2, respectively unless a claim is asserted by the party seeking indemnification thereunder by written notice to the party from whom indemnification is sought within three years after Closing, and such party commences litigation seeking such indemnification within 180 days following the date of such notice.

Section 7.5   Tax Effect.   In calculating amounts payable to an
Indemnitee hereunder, (i) the amount of the indemnified losses shall be reduced by the amount of any reduction in the Indemnitee's liability for taxes resulting from the facts or occurrence giving rise to the indemnified losses; and (ii) the amount of the indemnified losses shall be grossed up by the amount of any increase in liability for taxes resulting from indemnification with respect thereto.


ARTICLE 8
Termination

Section 8.1   Termination Events.   This Agreement may be terminated
and the transactions contemplated hereby may be abandoned:

	(a) at any time, by the mutual agreement of LPR Cybertek and ThermoElastic;

	(b) by either LPR Cybertek and ThermoElastic, if the other is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

	(c) by ThermoElastic, if any of the conditions to its obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of ThermoElastic; or

	(d) by LPR Cybertek, if any of the conditions to its obligations set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of LPR Cybertek; or

	(e)	by either LPR Cybertek or ThermoElastic upon written
notice to the other, if the transactions contemplated by this Agreement are not consummated on or prior to July 31, 1999, for any reason other than material breach or default by such party of its respective representations, warranties, covenants, agreements or other obligations hereunder.

Section 8.2   Effect of Termination.   If this Agreement shall be
terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.5 and 5.6.


ARTICLE 9
Miscellaneous

Section 9.1 Reverse Splits and Certain Recapitalizations Prohibited. The parties acknowledge that, following the Closing, Joyce Ann Burton, William Waters, Steve Banks, Patrick Lelande, Keith Mars and other persons who are shareholders of the Company immediately preceding the Closing, will no longer hold a majority of the Company's voting power. The Company and all other parties expressly agree that, during the six month period following the Closing ("Period"), the Company shall not effect any "Prohibited Recapitalization" defined as any reverse split, combination of its common shares, any reorganization, merger, recapitalization or any other action such that the effect of said action results in one share of the Company's common stock being converted into less than one share of the Company's common stock; provided, that the term "prohibited recapitalization" shall not include any cancellation, partial cancellation or readjustment of shares issued by the Company in the normal course of business which relates only to shares issued after the Closing Date and not to all common shares of the Company then issued and outstanding.

Section 9.2   Right to Enforce Provisions.   The provisions set forth
in Section 9.1 are intended for the protection and benefit of Joyce Ann Burton, William Waters, Steve Banks, Patrick Lelande, Keith Mars and of all persons who are and during the Period become shareholders of the Company, all of whom are and shall be deemed third party beneficiaries of such provisions, and all parties agree that such provisions and the
duration of the Period are reasonable.   Joyce Ann Burton, William
Waters, Steve Banks, Patrick Lelande, Keith Mars or any one or more of such other shareholders may bring an injunctive action to prevent a prohibited recaptialzation, an action to force the Company to revoke or rescind a prohibited recapitalization as if it had never been effected, an action to recover on the Company's behalf any damages suffered by effecting the prohibited recapitalization, or any one or more of such
actions, or may otherwise judicially enforce such provisions.   Any
shareholder prevailing in such injunctive or other action shall be entitled to reimbursement from the Company and all officers and directors involved in effecting the prohibited recapitalization for costs and reasonable attorneys' fees incurred in bringing such action(s).

Section 9.3 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by LPR Cybertek shall be authorized after the last vote of the stockholders of LPR Cybertek if such waiver shall, in the judgment of the Board of Directors of LPR Cybertek, affect materially and adversely the benefits of the LPR Cybertek stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of LPR Cybertek by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of LPR Cybertek shall not, in the judgment of the Board of Directors of LPR Cybertek, affect material and adversely the benefits of LPR Cybertek's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 9.4   Finder commissions.   LPR Cybertek represents and
warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in Exhibit 9.4.

ThermoElastic represents and warrants that other than 400,000 Common Shares to be issued to Twentieth Century Financial, L.L.C. pursuant to a consulting and non-circumvention agreement dated April 26, 1999 as set forth in Exhibit 9.3, no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of
Merger.   These Common Shares are to be issued as part of the
15,766,62941 Common Shares acquired under the Agreement of Sale dated July 15, 1999 from current LPR Cybertek shareholders.

Section 9.5  Notices.   Any notice, request, instruction or other
document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

if to LPR Cybertek, addressed to:

		LPR Cybertek, Inc.
		19000 E. Mansfield Drive
		Aurora, CO 80014

if to ThermoElastic, addressed to:

		ThermoElastic, Inc.
		250 H Street, Suite #715
		Blaine, Washington 98230

With Copies To:

		Claudia J. Zaman, Attorney At Law
		21800 Oxnard Street, Suite 440
		Woodland Hills CA 91367

Section 9.6  Abandonment.   At any time before the effective Date, this
Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either LPR Cybertek or ThermoElastic or both, notwithstanding approval of this Agreement by the shareholders of LPR Cybertek or the shareholders of ThermoElastic or both.

Section 9.7   Entire Agreement.   This Agreement and Plan of Merger
represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 9.8 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado.

Section 9.9   Counterparts.   In order to facilitate the filing and
recording of this Merger Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

	IN WITNESS WHEREOF,	LPR Cybertek and ThermoElastic, by
their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

ThermoElastic Technologies, Inc.

By:
Name:
Title:



LPR Cybertek, Inc.
By:
Name:
Title:

The undersigned Principal Shareholders by their signatures hereby agree to and affirm their indemnification obligations under Article 7 of this Agreement.



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